FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 27, 2026		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Fourth Quarter and Full Year Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the fourth quarter and fiscal year ended June 30,  2026.

For the three months ended June 30, 2026, net sales of $3,263,853 reflected an increase of $179,643, or 5.8%, over net sales of $3,084,210 for the same period in fiscal year 2025.  The net income for the fourth quarter of fiscal year 2026 was $476,801 compared to a net loss of $232,696 for the fourth quarter of the prior fiscal year, an increase of $709,497. Basic and diluted net income per common share for the quarter ended June 30, 2026 were $0.05, compared to basic and diluted net loss of $0.02 for the same fiscal quarter in the prior year.

“Direct-to-consumer (DTC) sales were the biggest contributor to growth for the three months ended June 30, 2026, with an increase of 36.2% over the prior year’s same fiscal quarter, led by strong performances in the Porta Pro wired and wireless headphones family. Koss.com sales showed a remarkable 45.6% increase over the same period in the prior fiscal year,” Michael J. Koss, Chairman and CEO, said in a statement today. “Sales to certain domestic distributors remained strong in the fourth quarter, increasing approximately 12% year over year, however, our European markets continue to show year over year declines as those distributors slow down stock replenishments and maintain lower stock levels.”

For the year ended June 30, 2026, sales of $13,020,773 were up $396,603, or 3.1%, over prior year sales of $12,624,170, with the primary driver being a custom headphones sale to a customer in the Education market segment. DTC sales and sales to several domestic distributors also showed substantial increases for the full fiscal year compared to the prior year. Net loss for the full fiscal year 2026 of $391,464 declined $483,367 compared to a net loss of $874,831 for fiscal year 2025. Both basic and diluted net loss per common share for the years ended June 30, 2026 and 2025 were $0.04 and $0.09, respectively.

“Full fiscal year sales growth was primarily driven by the custom headphones sale to the Education market, along with strong DTC sales supported by online marketing and social media campaigns, and continued strength in a segment of our domestic distributor business as inventory levels were replenished to adequate levels,” Koss continued.  “Tariff refunds of $1.0 million received in the fourth quarter of fiscal year 2026 for previously paid import duties imposed on products from China helped to offset the adverse impact of tariffs paid during the year, resulting in gross margin improvement from 37.8% for the fiscal year ended June 30, 2025 to 41.9% for the 2026 fiscal year. The favorable customer mix, which included higher volumes of higher margin DTC and domestic distributor sales, also helped fuel the increase in margins. The Company’s previously announced ‘diversification by acquisition’ strategy is intended to reshape its profile over the next five years by creating additional predictable, recurring revenue streams for the company.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," “could,” “would,” “shall,” "forecasts," "predicts," "potential," "continue," “seeks,” “goal,” “projects” or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as continued future fluctuations in economic conditions; the Company’s ability to successfully develop new products and assess potential market opportunities; the receptivity of consumers to new consumer electronics technologies; the Company’s ability to successfully and profitably market its products; the rate and consumer acceptance of new product introductions; the amount and nature of competition for the Company’s products; pricing; the number and nature of customers and their product orders; the Company’s ability to meet demand for products; production by third party vendors; foreign manufacturing, sourcing, and sales (including foreign government regulation, trade and importation concerns); uncertainties associated with the pandemics and other health crises or natural disasters, including their possible effects on the Company’s operations and its supply chain; changes in trade policies and tariffs, import and export restrictions; the impact of the ongoing conflict in Eastern Europe and the instability in the Middle East on the Company’s operations; the effects of any judicial, executive or legislative action affecting the Company or the audio/video industry; borrowing costs; changes in tax rates; volatility in the price and trading volume of our common stock; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; any impacts of future acquisitions or other strategic transactions; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the Company’s ability to retain and hire key personnel and other risk factors described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$3,263,853	$3,084,210	$13,020,773	$12,624,170
Cost of goods sold	1,273,701	1,973,166	7,568,362	7,850,572
Gross profit	1,990,152	1,111,044	5,452,411	4,773,598

Selling, general and administrative expenses	1,722,854	1,550,243	6,964,862	6,510,721

Income (loss) from operations	267,298	(439,199)	(1,512,451)	(1,737,123)

Interest income	213,508	212,555	883,995	879,774
Other income	-	-	250,000	-
Interest expense	(458)	-	(2,116)	-
Total other income, net	213,050	212,555	1,131,879	879,774

Income (loss) before income tax provision	480,348	(226,644)	(380,572)	(857,349)

Income tax provision	3,547	6,052	10,892	17,482

Net income (loss)	$476,801	$(232,696)	$(391,464)	$(874,831)

Income (loss) per common share:
Basic	$0.05	$(0.02)	$(0.04)	$(0.09)
Diluted	$0.05	$(0.02)	$(0.04)	$(0.09)

Weighted-average number of shares:
Basic	9,466,438	9,390,855	9,462,904	9,363,117
Diluted	9,466,438	9,390,855	9,462,904	9,363,117